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EXHIBIT 99.1
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     TESTIMONY PRESENTED TO THE SUBCOMMITTEE ON OVERSIGHT AND INVESTIGATIONS
                        COMMITTEE ON ENERGY AND COMMERCE
                "SARS: ASSESSMENT, OUTLOOK, AND LESSONS LEARNED"


             "HOW INFRARED IMAGING COULD BE USED FOR SARS SCREENING"
                     PRESENTED BY JOHN M. BRENNA, PRESIDENT
                          COMPUTERIZED THERMAL IMAGING
                                   MAY 7,2003

Good afternoon Mr. Chairman and members of this sub-committee. On behalf of Computerized Thermal Imaging I thank you for the opportunity today to testify before this sub-committee as to "How Infrared Imaging could be used for SARS Screening". My name is John Brenna and I am the president of the company. The material I will present is based on recent experiences learned from our technology being used in China for SARS Screening.

Before I begin, Computerized Thermal Imaging is a small manufacturing and research and development company, specializing in medical and industrial applications for Infrared Camera technology. These cameras are sensitive scientific instruments that measure heat and temperature changes.

In industry, our technology was developed for non-destructive testing, principally for turbine blades, to reveal minute imperfections that could result in a catastrophic Turbine Blade failure.

Our medical products are used primarily for the location and therapeutic treatment of pain and pain management. And, in 1999, we started an FDA Pre-Market Approval process for a non-invasive infrared breast imaging system... that provides heat related physiological information. Studies have shown this can be used as a diagnostic adjunct to mammography x-ray to reduce biopsies of benign masses. This product application is currently pending, and we are working with FDA to obtain approval.

CDC tells us that SARS is an atypical pneumonia transmitted by contact with body fluids and air particles coughed or sneezed by an infected person. Symptoms may include respiratory distress, coughing, shortness of breath and breathing difficulty and is accompanied by a fever greater than 100.4 degrees Fahrenheit. A chest x-ray finding of pneumonia or respiratory distress syndrome is the only known way now to confirm SARS: although other companies are working on various serum tests.

Our authorized dealer in China has been working with various provincial healthcare administrators over the past several weeks, and has installed six of our infrared cameras specifically for SARS screening. Four of the cameras are located at hospital entrances, one at a railway depot ticket counter, and one at an airport with a special health-care screening gate. The magnitude of the challenge facing China is staggering, they have over 300 major airports, over a 1,000 railway stations and over 12,000 hospitals. These are crowded, mission critical facilities that are, unfortunately, terrific amplifiers for any airborne disease.

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The early learning experiences indicate that using Infrared camera technology for SARS screening has been beneficial.

When a human image is taken with an infrared camera, we know that skin temperature is lower than the normal 98.6 degrees Fahrenheit body temperature, because of well-studied heat evaporation, conduction and convection principles. Medical specialists in China use a facial temperature baseline of 33 degrees centigrade or 91.4 degrees Fahrenheit as the upper limit for normal healthy temperature.

When an infrared image indicates a temperature above this baseline, the subject's body temperature is taken with a thermometer and then checked for respiratory distress symptoms. A chest x-ray at the screening location or nearby clinic may then be used to confirm the presence of pneumonia.

These are example images of the screening process. By using gray scale techniques and temperature thresholds, there are no interpretation requirements. The screening test is either positive or negative.

You will note the "normal" image of a subject exhibiting facial skin temperature
BELOW 33 degrees centigrade and..... highlighted in red, the suspicious image detecting skin temperature ABOVE 33 degrees centigrade. The suspicious condition can also be signaled by an audible alarm.

Early results provided by our dealer distributor, indicate that half of the subjects screened, who had temperatures exceeding 33 degrees centigrade required further examination and treatment. The other half of the subjects, following initial examination, were found to be false positives, caused by some form of physical exertion, pharmaceuticals, menopausal activity or metabolic disorder.

The Computerized Thermal Imaging infrared camera is a scientific instrument designed to image human body skin temperatures. Let me briefly explain:

First, the camera is "radiometric" meaning it measures actual skin temperature. Most other cameras measure "relative" heat, which differentiates humans from inanimate objects, as used in military or weather forecasting applications.

Second, the Computerized Thermal Imaging camera was designed with "high sensitivity" using a Mercury Cadmium Telluride detector providing optimal measurements for human temperatures in the 20 to 40 degree centigrade range.

This technology detects infrared transmissions in the wavelengths range of 8 to 12 microns; For the layperson, those are wavelengths between 8 and 12 millionths of an inch. The human body's peak emission wavelength is about 10 microns. Thus, our technology is optimized for human applications. Most other infrared cameras operate in the 3 to 5 micron range and are designed for industrial applications.

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Finally, the Computerized Thermal Imaging system captures images dynamically in near real time, providing the capability for high volume screening as subjects pass through security check points. In a single screening line, one system can image up to 12 subjects per minute or over 700 per hour yielding a "positive" or "negative" test result. Subject images for storage and retention purposes can be structured in Microsoft ACCESS and are compatible with other Microsoft programs.

In closing, we are constantly learning from the experiences in China. Infrared Camera technology offers much promise as a first defense early warning indicator. We know that Mercury Cadmium Telluride detectors optimally capture human infrared frequencies. And that "radiometric" technology works best for human temperature measurement accuracy.

I would strongly recommend to this sub-committee that additional government research and development support be considered for advancing infrared technology as a SARS screening device; including consideration for establishing a trial site or sites at high risk international entry locations.

I thank the sub-committee for this opportunity to describe infrared camera technology as a potential means for first defense SARS Screening.